UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGNATURE GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	95-2815260
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

(Address of Principal Executive Offices, including zip code)

Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan

(Full Title of the Plan)

David N. Brody

Senior Vice President, Counsel &

Corporate Secretary

Signature Group Holdings, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

(805) 435-1255

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copy to:

Norman B. Antin

Jeffrey D. Haas

Patton Boggs LLP

2550 M Street, NW

Washington, D.C. 20037

(202) 457-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	16,173,965	$0.30	$4,852,190.00	$557.00

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) represents (i) 3,911,394 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), available for issuance under future awards to be granted pursuant to the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan, (the “Incentive Plan”), and (ii) 12,262,571 shares of Common Stock previously granted under the Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of shares of outstanding Common Stock.
(2)	The price of $0.30 per share, which was the average of the bid and asked prices of the Common Stock, as reported on the OTC Markets – OTCQX on May 3, 2012 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers 16,173,965 shares of Signature Group Holdings, Inc. (referred to as the “Company,” “we” “us” or “our”) common stock, par value $0.01 per share (the “Common Stock”), that may be or have been granted pursuant to the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan (the “Incentive Plan”), consisting of: (i) 12,262,571 shares of Common Stock previously granted under the Incentive Plan, which consists of (1) 3,446,571 shares of restricted Common Stock and (2) 8,816,000 shares of Common Stock that may be issued in the future upon the exercise of stock options; and (ii) 3,911,394 shares of Common Stock available to be granted and issued in the future. The Company previously registered 8,826,035 shares of Common Stock under the Incentive Plan (of which 8,274,422 shares of Common Stock remain unissued) on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 18, 2006 (Commission File No. 333-134236) (the “Prior Registration Statement”), which Prior Registration Statement is incorporated herein by reference. The total number of shares currently registered pursuant to the Incentive Plan is 25,000,000 shares of Common Stock as of the date hereof, which consists of the 16,173,965 additional shares registered by this Registration Statement and the 8,826,035 shares that remain registered and unissued under the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required by Part I of the Registration Statement will be provided to the participants in the Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents do not need to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. We will provide without charge to any person, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the prospectus in which is part of this Registration Statement), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be provided to eligible participants pursuant to Rule 428(b)(1) under the Securities Act and additional information about the Incentive Plan. Requests should be directed to our Corporate Secretary at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403.

REOFFER PROSPECTUS

The material which follows constitutes a reoffer prospectus that has been prepared in accordance with the applicable requirements of Part I of a Form S-3 registration statement, as is required pursuant to General Instruction C to a Form S-8 registration statement, to be used in connection with reoffers and resales of the 12,262,571 shares of Common Stock previously granted under the Incentive Plan consisting of 3,446,571 outstanding restricted shares of Common Stock and 8,816,000 shares of Common Stock to be issued upon exercise of stock options.

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REOFFER PROSPECTUS

SIGNATURE GROUP HOLDINGS, INC.

12,262,571 SHARES OF COMMON STOCK

Acquired by the Selling Stockholders Under the

Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan

This reoffer prospectus (this “Prospectus”) relates to the potential resale from time to time by certain selling stockholders of an aggregate of up to 12,262,571 shares (the “Shares”) of our common stock, par value $0.01 per share (the “Common Stock”), consisting of 3,446,571 outstanding restricted shares of Common Stock and 8,816,000 shares of Common Stock to be issued upon exercise of stock options, in each case that have been granted under the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan (the “Incentive Plan”). See the “Selling Stockholders” section beginning on page 17 of this Prospectus for additional information about the selling stockholders.

The Shares covered by this prospectus are “restricted securities” or “control securities” under the Securities Act of 1933, as amended (the “Securities Act”). This Prospectus has been prepared for the purpose of registering the Shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without the restrictions imposed by Rule 144 of the Securities Act. However, until we are able to satisfy the registrant requirements for use of a Form S-3 registration statement, the amount of securities to be offered or resold by a selling stockholder may not exceed, during any three month period, the amount specified in Rule 144(e) of the Securities Act. For additional information about the volume limitation pursuant to Rule 144(e), see the “Plan of Distribution” beginning on page 20 of this Prospectus. Each selling stockholder that sells Shares pursuant to this Prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares covered by this Prospectus as principals, any profits received by such broker-dealers on the resales of Shares may be deemed to be underwriting discounts or commissions under the Securities Act.

We will not receive any proceeds from sales of the Shares covered by this Prospectus by any of the selling stockholders. The Shares may be offered, from time to time, by any or all of the selling stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he, she or they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See the “Plan of Distribution” beginning on page 20 of this Prospectus for additional information about the manner in which the selling stockholders will sell their Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the selling stockholders.

Our Common Stock is quoted on the top tier of the OTC Markets (“OTCQX”) under the symbol “SGGH.” On May 3, 2012, the closing bid price of our Common Stock on such market was $0.30 per share.

This investment involves a high degree of risk. You should consider carefully the risks in the section entitled “Risk Factors” beginning on page 6 of this Prospectus and in the documents we file with the Securities and Exchange Commission before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 7, 2012.

ABOUT THIS PROSPECTUS

This Prospectus constitutes part of a Registration Statement on Form S-8 that has been filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by us with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act.

You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized any other person to provide you with additional information or information different from that contained in or incorporated by reference into this Prospectus. The selling stockholders may, from time to time, offer to sell shares of our Common Stock only in jurisdictions where the offer or sale is permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus or that the information contained in any document incorporated by reference into this Prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully this entire Prospectus, as well as the documents incorporated by reference in this Prospectus, before making an investment decision.

In this Prospectus, “Signature,” the “Company,” “we,” “our,” “ours,” and “us” refer to Signature Group Holdings, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the internet at the Commission’s website at http://www.sec.gov and at our website at http:// www.signaturegroupholdings.com. You may also read and copy any document we file with the Commission at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Commission at l-800-SEC-0330.

This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference contain or incorporate by reference statements that are considered “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In addition, Signature and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “should,” “would,” “intend,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about Signature’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Signature and its subsidiaries. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this Prospectus or disclosed in our other Commission filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this Prospectus is filed with the Commission. Signature undertakes no obligation to revise the forward-looking statements contained in this Prospectus to reflect events after the time it is filed with the Commission. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering by the selling stockholders contained elsewhere in this Prospectus and the documents incorporated by reference in this Prospectus. This summary is not complete and may not contain all the information that may be important to you or that you should consider before deciding to purchase shares of our Common Stock. Before making an investment decision, you should read this entire Prospectus, especially the risks under the heading “Risk Factors” in this Prospectus, as well as the financial and other information about us that is incorporated by reference herein.

Signature Group Holdings, Inc.

General. Signature, formerly Fremont General Corporation (“Fremont”), is a diversified business and financial services enterprise with principal holdings in cash, financial assets, and controlling ownership interests in two operating subsidiaries, North American Breaker Co., Inc. (“NABCO”) and Cosmed, Inc. (“Cosmed”). We anticipate that we will continue to use our cash and other financial assets to grow the Company into a profitable enterprise by completing additional acquisitions of operating businesses, as well as expanding the “Signature Special Situations” financial services segment, which is discussed below.

Acquisition Strategy. We seek to acquire controlling interests in middle market businesses that we expect will generate between $7.0 million and $25.0 million in annual earnings before interest, taxes, depreciation and amortization (“EBITDA”). We also will selectively review potential acquisition opportunities of larger businesses. We look to acquire businesses that have talented and experienced management teams, strong margins, defensible market positions and, in most instances, long-term growth potential. We regularly consider acquisitions of businesses that operate in unique industries as well as businesses that we believe to be in transition or are otherwise misunderstood by the marketplace. Post-acquisition, we have and expect to continue to operate the businesses we acquire as autonomous subsidiaries. We maintain strong relationships with significant numbers of deal referral sources, including accountants, attorneys, business brokers, commercial and investment bankers, and other professionals, which generate substantial opportunities to assess middle market businesses available for acquisition. Our strategy tends to emphasize non-auction, or proprietary deal flow sourced directly through our management team’s established referral networks.

NABCO. Our largest operating segment by revenue, NABCO is a wholly owned subsidiary whose results of operations are consolidated into Signature’s as of July 29, 2011, the date we completed the acquisition of NABCO. Headquartered in Burbank, California, NABCO is one of the largest independent suppliers of circuit breakers in the country. Circuit breakers are critical safety devices used in virtually all residential, commercial and industrial structures and many large electrical power systems. NABCO’s niche is focused on this replacement market, particularly for commercial and industrial circuit breakers where replacement time is extremely important, but it also supplies residential circuit breakers in order to provide its customers with a single source solution for their circuit breaker needs. The electrical power system in the United States is characterized by an aging infrastructure and largely reflects technology developed in the 1950’s or earlier. According to the United States Department of Energy, it is estimated that 60% of circuit breakers in operation are more than 30 years old. In 2011, NABCO served approximately 600 customers and shipped approximately 5,000 SKUs to over 3,000 customer locations nationwide. Its customer base includes many of the largest wholesale electrical distribution companies in the nation, who tend to carry a limited amount of circuit breaker inventory and use NABCO, and other circuit breaker distribution specialists like NABCO, as a just-in-time supplier. By providing industry leading customer service, maintaining an extensive inventory, and offering same day shipping, NABCO has become a preferred supplier for most of its large wholesale electrical distributor customers.

Cosmed. As measured by revenue, Cosmed is our smallest operating segment. Cosmed is a subsidiary we formed to consummate the acquisition of certain assets and the assumption of certain liabilities of Costru, LLC (“Costru”) in February 2011. Cosmed does business under the trade name CosmedicineTM and owns the intellectual property and proprietary product formulations for a line of anti-aging skin care products. The CosmedicineTM formulations are proven effective at reducing dryness, fine lines and wrinkles, skin discolorations, and multiple forms of acne. Cosmed markets and sells its skin care line in specialty retail stores across the country. Cosmed’s products are manufactured in an outsourced U.S. Federal Drug Administration and over-the-counter approved laboratory. Signature owns 92% of the outstanding common stock of Cosmed, with the remaining 8% noncontrolling interest held by the former owners of Costru.

Signature Special Situations. Our Signature Special Situations segment acquires sub-performing and non-performing commercial and industrial loans, leases, and mortgages typically at a discount to unpaid principal balance. We may also originate secured debt financings to middle market companies for a variety of situations including to support another transaction such as an acquisition, recapitalization or restructuring. We also take positions in corporate bonds, trade claims, and other structured debt instruments, which may be performing, sub-performing or non-performing. We also may acquire specialized assets, such as product or brand licenses, royalty streams and subscriber bases.

Discontinued Operations. Our operations also include a discontinued operations segment, where we hold and are managing certain assets and liabilities related to the former businesses of Fremont and its wholly-owned subsidiary, Fremont Investment and Loan (“FIL”), including a portfolio of subprime residential real estate mortgages, residential real estate, commercial real estate investments and investment securities, litigation claims under fidelity insurance bonds, and contingent liabilities for litigation and repurchase claims. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to protect the value for our shareholders. The net cash flows from our discontinued operations segment are expected to be redeployed into our continuing operations segment over time.

Corporate Information

Signature is a Nevada corporation that was incorporated in 1972. Our corporate office is located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403 and our phone number is (805) 435-1255. Our Internet address is www.signaturegroupholdings.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this Prospectus or any prospectus supplement.

Resale of Previously Granted Restricted Stock and Stock Options

This Prospectus relates to 12,262,571 shares of our Common Stock, consisting of 3,446,571 outstanding restricted shares and 8,816,000 shares underlying options, previously granted pursuant to employment agreements or our independent director compensation program and in each case subject to the terms of the Incentive Plan. The Shares may be offered for sale from time to time by the selling stockholders identified in this Prospectus. We anticipate that the selling stockholders will offer the Shares for sale at prevailing market prices on the date of such sale as reported on the OTCQX or on any stock exchange on which our Common Stock may be listed at the time of such sale. We will not receive any proceeds from these sales. We are paying the expenses incurred in registering the Shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by each such selling stockholder.

Employment Agreements

As of August 2, 2011, we entered into employment agreements with each of Craig Noell, Kenneth Grossman, Kyle Ross and Thomas Donatelli (each, an “Executive” and collectively, the “Executives”). Pursuant to their respective employment agreements and subject to the terms of the Incentive Plan and their respective award agreements, the Executives were granted options to purchase shares of our Common Stock and awards of restricted stock on August 8, 2011 (the “Award Date”) as follows: Mr. Noell – 2,923,000 options and 492,224 shares of restricted stock; Mr. Grossman – 2,923,000 options and 492,224 shares of restricted stock; Mr. Ross – 1,620,000 options and 416,667 shares of restricted stock; and Mr. Donatelli – 1,350,000 options and 378,788 shares of restricted stock. All of the grants of options and awards of shares of restricted stock were made under and pursuant to the terms of the Incentive Plan. The exercise price of such options is $0.572 per share, subject to adjustment pursuant to the terms of the Incentive Plan. Subject to acceleration of vesting as discussed below and to such other terms and conditions as are set forth in the Incentive Plan and the respective award agreements, each Executive’s option shall generally vest as follows: (i) twenty-five percent on the six (6) month anniversary of the Award Date; (ii) twenty-five percent (25%) on the eighteen (18) month anniversary of the Award Date; (iii) twenty-five percent (25%) on the thirty (30) month anniversary of the Award Date; and (iv) twenty-five percent (25%) on July 1, 2015, with this final tranche subject to our Common Stock achieving certain trading prices as of such date. Subject to acceleration of vesting as discussed below and to such other terms and conditions as are set forth in the Incentive Plan and the respective award agreements, the restricted shares shall become vested on December 31, 2013. On December 6, 2011, the Company and Mr. Grossman modified the vesting schedule included in Mr. Grossman’s stock option award agreement. Under the modified terms, Mr. Grossman’s options vest (i) fifty percent (50%) on the eighteen (18) month anniversary of the Award Date; (ii) twenty-five percent (25%) on the thirty (30) month anniversary of the Award Date; and (iii) twenty-five percent (25%) on July 1, 2015, with this final tranche subject to our Common Stock achieving certain trading prices as of such date. Subject to the terms and conditions as are set forth in the respective employment agreements, the Incentive Plan and the award agreements, in the event of the Executive’s termination of employment (other than a termination by reason of death or disability, by us without “cause” (as defined in the respective employment agreement) or by the Executive within the 90-day period following the occurrence of a “change in control” event (as defined in the respective employment agreement)), the unvested portion of any options or restricted stock awards will be forfeited as of the date of termination. If an Executive’s employment is terminated in connection with or following the occurrence of a “change in control” event, all outstanding, unvested equity awards shall vest in full.

On February 8, 2012, Kenneth S. Grossman informed the Company of his intention to resign as the Company’s president which became effective April 30, 2012. On the same date, Mr. Grossman and the Company entered into a Consulting and General Release Agreement (the “Consulting Agreement”), whereby Mr. Grossman will advise the Company’s chief executive officer and seek to identify acquisition and capital deployment opportunities for the Company. Pursuant to the Consulting Agreement, Mr. Grossman’s non-qualified stock options and restricted stock previously granted under his employment agreement will continue to vest, notwithstanding his resignation, pursuant to the vesting schedules provided for in the non-qualified stock option agreement, as amended, and the restricted stock award agreement previously entered into by Mr. Grossman with the Company.

Independent Director Compensation Program

Effective June 11, 2010 (the “Effective Date”), we adopted an independent (non-management) director compensation program which provides for annual grants of restricted shares of our Common Stock on the first business day of each calendar year, which grants shall have a value of $75 thousand per independent director. The grants of restricted shares pursuant to this independent director compensation program are made under and pursuant to the terms of the Incentive Plan.

Pursuant to this independent director compensation program, on January 3, 2012, each of the six independent members of our Board of Directors was issued 277,778 restricted shares of our Common Stock with the value based on the $0.27 closing price on December 31, 2011 as reported on the OTCQX. These restricted shares shall vest on January 1, 2013, subject to immediate vesting in the event of a “change in control” as defined in the Incentive Plan. The total number of restricted shares of Common Stock issued on January 3, 2012 was 1,666,668, which had an aggregate value of $450,000.

The Offering

This Prospectus covers the resale of up to a total of 12,262,571 shares of our Common Stock by the selling stockholders identified beginning on page 17 of this Prospectus previously granted under the Incentive Plan.

Common Stock Offered by the Selling Stockholders	12,262,571 shares of Common Stock. See “—Resale of Previously Granted Restricted Stock and Stock Options” on page 3 of this Prospectus.

Selling Stockholders	Are the persons listed in “Selling Stockholders” section beginning on page 17 of this Prospectus.

Common Stock Outstanding	119,098,524 shares as of April 30, 2012.

Use of Proceeds	We will not receive any proceeds from any sale of the Shares by the selling stockholders. See “Use of Proceeds” on page 17 of this Prospectus.

Market for Common Stock	Our Common Stock is quoted on the OTCQX under the symbol “SGGH.”

Risk Factors	An investment in shares of our Common Stock involves certain risks. You should carefully consider the risks in this Prospectus, as described under “Risk Factors” beginning on page 6 of this Prospectus, as well as the risks described in any other documents we file with the Commission that are incorporated by reference into this Prospectus and in any Prospectus supplement before making an investment decision.

RISK FACTORS

Investing in our Common Stock involves risks. You should carefully consider the following risk factors, the other information in this Prospectus and documents incorporated by reference into this Prospectus before investing in our Common Stock. This section of the Prospectus focuses on some of the major risks inherent in our business and plans.

Although we believe these risks are the most significant ones as of the date of this Prospectus, investors should nevertheless realize that factors other than those set forth below may ultimately affect an investment in our Common Stock in a manner and to a degree that cannot be foreseen at this time. We do not make any representation that the following risks represent all of the risks associated with an investment in our Common Stock offered hereby. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected.

A.	BUSINESS RISKS

Business risks are risks associated with general business conditions, the economy, and the operations of Signature. Business risks are not risks associated with specific transactions in which we may be involved, nor are they risks associated with an offering of, or investment in, our Common Stock.

Signature’s financial condition and results of operations will depend on its ability to manage and deploy capital effectively. Our ability to achieve our business and strategic objectives will depend on our ability to effectively manage and deploy our capital, particularly with respect to identifying, evaluating, structuring and negotiating transactions, and managing our assets that are consistent with our business and strategic objectives. We cannot assure you that we will achieve our business and strategic objectives.

Accomplishing our business objectives will be largely a function of our management team, its access to transactions offering acceptable terms, and the ability to consummate those transactions. In addition to monitoring the performance of our assets, members of our management team or other employees may also be called upon to provide assistance to our subsidiary businesses. These additional demands may distract our management or employees from focusing on our other assets or operations and slow the rate of our capital deployment.

The results of our operations will depend on many factors, including the availability of opportunities, accessible financing alternatives, and economic conditions. There is no assurance that one or all of these factors will be favorable to us or our business in order to deploy our capital effectively. In addition, changes in the business practices of our competitors, in terms of providing debt and equity financing in the middle market, may negatively impact our ability to source and close attractive opportunities to deploy capital. If we cannot successfully operate our business or implement our strategies, it could negatively impact our financial condition and results of operations.

Even if we are able to grow and build our operations, any failure to manage our growth effectively could have a material adverse effect on our business, financial condition, results of operations and prospects.

Signature’s business model depends to a significant extent upon its management team’s referral relationships, and its ability to maintain or develop these relationships in the future. We expect that our management team will maintain their relationships with financial institutions, private equity and other non-bank investors, investment bankers, commercial bankers, attorneys, accountants and consultants, and we rely to a significant extent upon these relationships to provide us with potential opportunities in which to provide capital. If our management team fails to maintain their existing relationships or develop new relationships with other financial sponsors or sources of transaction opportunities, we may not be able to achieve our business and strategic objectives. In addition, individuals or firms with whom our management team has relationships are not obligated to provide us with transaction opportunities, and, therefore, there is no assurance that such relationships will generate business opportunities for us.

Signature has a new management team, Board of Directors and business strategy with limited operating history. Signature emerged from bankruptcy proceedings in June 2010 with a new management team and Board of

Directors, as well as a new business plan and strategy. Since then, we have experienced changes in our Board of Directors. Signature is subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our business objectives. Additionally, prior to the Effective Date, certain members of Signature’s management team had not worked together. While the members of Signature’s management team have similar professional backgrounds and philosophies regarding capital deployment, there are no assurances that we will have a consensus on every business decision. The members of the Board of Directors have not worked together in the past, which we believe to be valuable on one hand, as it provides a broader perspective for the business strategy and initiatives we may be required to evaluate, but this limited history also represents a potential risk in that the Board of Directors may not come to consensus on every business decision or may require additional time to deliberate among potential options for any particular matter, which could result in possible lost business opportunities. Additionally, in the future we may have turnover in the members of the Board of Directors, as we experienced in 2011.

Signature depends on key personnel to achieve its business and strategic objectives. We depend on the members of our senior management team, particularly Craig Noell, Kenneth Grossman, Kyle Ross and Thomas Donatelli, to execute our business plan and strategy and to manage our business and day-to-day operations, including identifying, structuring, closing and monitoring the deployment of our capital. These members of our senior management team have critical industry experience and relationships that we rely upon to implement our business plan. If we lose the services of one or more of these individuals we may not be able to operate our business or identify and manage our business as we planned, and our ability to compete could be harmed, both of which could have a material adverse effect on our business, financial condition and results of operations. Although Mr. Grossman’s resignation as the Company’s president became effective April 30, 2012, he has entered into a contractual arrangement whereby he will continue to provide services to the Company as a consultant for a term of twenty-four months. Mr. Grossman continues to serve as a member of our Board of Directors.

Signature may not be able to successfully fund future acquisitions of new businesses or fund new debt transactions due to the lack of availability of capital at the Company or lack of availability of debt or equity financing at the subsidiary level on acceptable terms, which could impede the implementation of Signature’s business strategy and materially adversely impact its financial condition, business and results of operations. We currently have a limited capital base. In order to make future acquisitions of businesses or assets, acquire debt instruments, or fund new loans, we may need to raise capital through debt or equity financing at the Company level, sell the stock or assets of our subsidiary businesses, offer debt or equity to the sellers of target businesses or by undertaking a combination of any of the above. Since the timing and size of prospective transactions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow further at the Company level. Another source of capital for us may be the sale of additional shares of our Common Stock, however our ability to raise capital in this manner is subject to market conditions and investor demand for the shares at prices that we consider to be in the interests of our stockholders. These challenges may materially adversely affect our ability to pursue our business strategy successfully and may materially adversely affect our financial condition, business and results of operations.

Signature is subject to a considerable number of pending legal proceedings which relate to the prior businesses of Fremont and/or FIL. We are subject to a number of lawsuits seeking monetary damages and injunctive relief which relate to Fremont and/or FIL’s businesses. Additional litigation may be filed against us or disputes may arise in the future concerning matters involving the prior business of Fremont and/or FIL. We have been and intend to continue to vigorously defend ourselves in all legal proceedings we are involved in, however, the outcome of litigation and other legal matters is always uncertain and could materially adversely affect our liquidity, financial condition and results of operations. Furthermore, the costs to defend the Company in these matters may be significant.

Signature may become subject to legal actions in the future that could subject it to substantial liabilities. We may become involved in legal actions from time to time related to our business and operations. These legal actions could involve large monetary claims, significant defense costs, and a substantial amount of time and resources of our management team. As a result, we may be exposed to substantial liabilities, which could adversely affect our business, results of operations and financial condition.

Signature has received repurchase claims relating to certain residential mortgage loan originations sold by FIL and may receive additional claims in the future that, unless withdrawn or settled within the limits of a reserve we have established, could adversely affect its financial condition and results of operations. As of December 31, 2011, Signature had approximately $101.7 million in outstanding repurchase claims associated with the representations and warranties related to the residential real estate mortgages sold by FIL. Signature maintains a loan repurchase reserve for the estimated losses associated with such loan repurchase demand claims, both known and unknown. While management believes that Signature’s $8.5 million loan repurchase reserve liability was sufficient as of December 31, 2011, no assurance can be made that changing facts and circumstances could not cause us to increase such repurchase reserve in future periods or for the Company to experience losses in excess of its repurchase reserve liability. Any material increase in repurchase claim activity, our repurchase reserve, changes in the nature of repurchase claims or changes in our ability to object to, defend, or settle such claims could have a material adverse effect on our financial condition and results of operations.

Adverse changes in the residential mortgage markets or the regulatory environment governing such markets may affect the value of Signature’s residential mortgage loans held for sale or its ability to sell such assets for acceptable prices. As of December 31, 2011, Signature held $86.5 million of unpaid principal balance (“UPB”) of residential mortgage loans which were classified as held for sale with carrying value of $32.7 million, or 37.8% of UPB. The carrying value of residential mortgage loans held for sale depends on a number of factors, including general economic conditions, interest rates, borrower defaults and delinquencies, the value of the underlying collateral and legislative and regulatory actions. Adverse changes in the residential mortgage markets, such as those experienced since the middle of 2007, or legislative and regulatory actions may affect our ability to collect payments from borrowers, may lead to an increase in borrower defaults, may affect our ability to foreclose on the underlying collateral, or may affect our ability to sell the remaining residential mortgage loans held for sale at acceptable prices. These adverse changes in the residential mortgage markets may have a material adverse effect on the value of our residential mortgage loans, our financial condition and results of operations.

Impairment of Signature’s intangible assets could result in significant charges that would adversely impact Signature’s future operating results. We have significant intangible assets, including goodwill, which are susceptible to impairment charges as a result of changes in various factors or conditions. The most significant intangible assets on our balance sheet are goodwill, customer relationships and trademarks which are related to our business combinations. Customer relationships are amortized on a straight line basis based upon the pattern in which the economic benefits of customer relationships are expected to be utilized. Other identifiable intangible assets are amortized over their estimated useful lives. We assess the potential impairment of goodwill and indefinite lived intangible assets on an annual basis, as well as whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We assess intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

As of December 31, 2011, we had identifiable intangible assets with a carrying value in our consolidated balance sheets of $7.0 million, and goodwill of $18.2 million. Adverse changes in the operations of our businesses or other unforeseeable factors could result in an impairment charge in future periods that would impact our results of operations and financial position in that period.

Signature’s subsidiary businesses rely on their intellectual property for competitive advantage and if they are unable to protect their intellectual property it could have a material adverse effect on their financial condition, business and results of operations. Each subsidiary’s business success depends in part on its brand names, proprietary technology and manufacturing techniques, or licenses to use the brand names, proprietary technology and manufacturing techniques of others. In Cosmed’s case, the business relies on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property rights. The steps they have taken to protect their intellectual property rights may not prevent third parties from using their intellectual property and other proprietary information without their authorization or independently developing intellectual property and other proprietary information that is similar. In addition, the laws of foreign countries may not protect our subsidiary businesses’ intellectual property rights effectively or to the same extent as the laws of the United States. Stopping unauthorized use of their proprietary information and intellectual property, and defending claims that they have made unauthorized use of others’ proprietary information or intellectual property, may be difficult, time-consuming and costly. The use of their intellectual property and other proprietary information by others, and the use by others of their intellectual property and proprietary information, could reduce or eliminate any competitive advantage they have developed, cause them to lose sales or otherwise harm their business.

Our subsidiary businesses may become involved in legal proceedings and claims in the future either to protect their intellectual property or to defend allegations that they have infringed upon others’ intellectual property rights. These claims and any resulting litigation could subject them to significant liability for damages and invalidate their property rights. In addition, these lawsuits, regardless of their merits, could be time consuming and expensive to resolve and could divert management’s time and attention. The costs associated with any of these actions could be substantial and could have a material adverse effect on their financial condition, business and results of operations, which could materially adversely impact Signature’s financial condition and results of operation.

Signature’s subsidiary businesses do not have long-term contracts with their customers and clients and the loss of customers and clients could materially adversely affect their financial condition, business and results of operations. Our subsidiary businesses operate primarily based on individual orders and sales with their customers and clients. Our subsidiary businesses historically have not entered into long-term supply contracts with their customers and clients. As such, their customers and clients could cease using their services or buying their products from them at any time and for any reason. The fact that they do not enter into long-term contracts with their customers and clients means that they have no recourse in the event a customer or client no longer wants to use their services or purchase products from them. If a significant number of their customers or clients elect not to use their services or purchase their products, it could materially adversely affect their financial condition, business and results of operations, which could materially adversely impact Signature’s financial condition and results of operation.

Loss of key customers of some of Signature’s subsidiary businesses could negatively impact Signature’s financial condition. Some of our subsidiary businesses have significant exposure to certain key customers, the loss of which could negatively impact our financial condition, business and results of operations. In particular, we estimate NABCO’s sales to its top three customers in 2011 accounted for approximately 44.1% of its sales for its full year of operation in 2011. For the period from the acquisition date to December 31, 2011, NABCO’s top three customers accounted for 48.1% of its sales. The loss of any of these customers could negatively impact NABCO’s business, financial condition, and results of operations.

Increases in the portion of existing customers and potential customers buying directly from manufacturers or exclusively over the internet could have a material adverse effect on the business of NABCO. The commercial circuit breaker replacement industry supply chain is comprised of multiple levels. As a distributor, NABCO does not manufacturer the circuit breaker products it sells. Additionally, there are a number of suppliers and distributors who sell directly to customers over the internet with varying levels of success. Though management believes specialty distributors such as NABCO play crucial roles in the industry supply chain, increases in the portion of end customers buying directly from manufacturers or exclusively through the internet could have a material adverse effect on the business of NABCO which could materially adversely impact our financial condition and results of operation.

Signature has $5.9 million in remaining claims filed with the bankruptcy court on the Effective Date that could have a material adverse effect on the business if Signature is unsuccessful in objecting to, litigation, or settling at significantly reduced amounts. Signature did not pay approximately $20.3 million in claims filed with the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”) as of the Effective Date, which includes approximately $2.7 million in claims filed after the claims bar date (the “Unpaid Claims”). As of December 31, 2011, Signature has resolved $9.9 million in claims leaving $10.4 million in remaining Unpaid Claims. Since December 31, 2011, the Bankruptcy Court disallowed $2.7 million in claims and Signature has settled three former employee claims aggregating $1.8 million for $15 thousand leaving $5.9 million in Unpaid Claims. As for the remaining claims which Signature does not believe it is liable for, Signature is actively seeking their voluntary withdrawal, plans to object to them in the Bankruptcy Court, or plans to continue to litigate them in the appropriate venues. If Signature is unsuccessful in such objections, such litigation, or is unable to negotiate substantially reduced settlements with the claimholders of the remaining claims, and Signature is obligated to pay these amounts, it could have a material adverse effect on our financial condition and results of operations.

Signature’s $24.8 million tax refund related to its 2008 carryback of net operating losses is subject to review of the Congressional Joint Committee on Taxation. Following completion of the Internal Revenue Service (“IRS”)

examination of Fremont’s consolidated tax returns, the Company received a tax refund in the amount of $24.4 million, net of other potential tax liabilities of $0.4 million, related to the carryback of its 2008 net operating losses (“NOLs”) applicable to prior taxable year periods 2003, 2004 and 2005. In February 2011, the IRS notified the Company that the tax refund was subject to review by the Congressional Joint Committee on Taxation (the “Joint Committee”). The Company has provided the Joint Committee with certain information requested in connection with its review of the tax refund. Although the Company does not have any reason to believe that the Joint Committee will not approve the full amount of the tax refund, there is no assurance that such approval will be given by the Joint Committee and an adverse finding could have a material adverse effect on our financial condition and results of operations.

Signature’s inability to control its expenses may adversely affect its financial condition and results of operations. Since emerging from bankruptcy, Signature’s sources of revenue have been limited. We continue to have significant operating expenses, including compensation expenses, legal, professional and other outside services expenses, occupancy expense, interest expense, and other general and administrative expenses. Additionally, with the termination of the Interim Investment Management Agreement, dated June 11, 2010, with Signature Capital Advisers, LLC and our entering into employment contracts with Craig Noell, Kenneth Grossman, Kyle Ross, and Thomas Donatelli, the nature of our expenses has changed and our compensation expense related to these executives has increased. Although we have increased our revenues and reduced our expenses, our inability to further reduce our operating and non-interest expenses may have an adverse effect on our financial condition and results of operations.

Signature’s ability to utilize its NOLs or recognize tax benefits on future domestic tax losses may be limited. Signature’s ability to fully utilize its existing federal and state NOLs could be limited or eliminated should Signature (i) undergo an “ownership change” as described under Section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”); (ii) be found by the IRS not to be able to avail itself of Section 382(l)(5) of the Tax Code; or (iii) not return to profitability or be only marginally profitable; or (iv) due to changes in federal or state tax laws and regulations.

Although no assurances can be given that the IRS agrees with our position, as of the Effective Date, we believe the Company met the criteria under Section 382(l)(5) of the Tax Code to be able to utilize the NOLs to offset future income generated by the Company, if any. Such usage, however, is predicated upon the Company not experiencing a future “ownership change.” An ownership change is generally defined as greater than 50% change in equity ownership by value over a three-year period. We may experience an “ownership change” in the future as a result of changes in our stock ownership, which would result in a limitation on our ability to utilize our NOLs. Furthermore, since we are relying on Section 382(l)(5) of the Tax Code, if we were to experience an ownership change during a two year period beginning on the Effective Date, we would lose our entire ability to utilize the NOLs. In addition, any changes to tax rules or the interpretation of tax rules could negatively impact our ability to recognize benefits from our NOLs.

Fremont and Mellon Investor Services LLC, as rights agent (“Mellon”), are parties to a Rights Agreement, dated October 23, 2007, as amended (the “Rights Agreement”), which operates to protect our NOLs. The Rights Agreement provides for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of our Common Stock. So long as the Rights Agreement is effective and the Rights are attached to our Common Stock, one additional Right, as such number may be adjusted pursuant to the provisions of the Rights Agreement, shall be deemed to be delivered for each share of our Common Stock issued or transferred by the Company in the future. Subject to the exceptions and limitations contained in the Rights Agreement, the Rights generally are exercisable only if a person or group acquires beneficial ownership of 5% or more of our Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 5% or more of our Common Stock, and the Company’s Board of Directors affirmatively determines a Distribution Date (as defined in the Rights Agreement) shall occur.

As of the Effective Date, we have also amended our Amended and Restated Bylaws to provide for restriction on certain transfers of our Common Stock in order to preserve our NOLs. Unless approved by the Board of Directors, any attempted transfer of our Common Stock is prohibited and void to the extent that, as a result of such transfer (or any series of transfers) (i) any person or group of persons shall become a “five-percent holder” of Signature (as defined in the Treasury Regulations) or (ii) the ownership interests of any five-percent holder shall be increased or decreased. Persons wishing to become a five-percent holder (or existing five-percent holders wishing to increase or decrease their percentage share ownership) may request a waiver of the restriction from Signature, and the Board of Directors may grant a waiver in its discretion.

Our NOLs only have value to the extent we generate profits. If we are unable to generate profits prior to the expiration of the NOLs, or if we are only marginally profitable during such period, we will be limited in our ability to utilize the tax benefits related to our NOLs.

Finally, the use of federal and state NOLs is subject to various tax laws and regulations. In California, for example, during 2011, we were unable to utilize our state NOLs due to a state moratorium on usage that affects loss corporations. While the moratorium expired on December 31, 2011, and has not yet been extended, no assurance can be made that we will be able to use our California state NOL in 2012 or beyond.

Signature’s use of its NOLs in the future may be challenged by the IRS under anti-abuse rules associated with tax avoidance. While Signature believes it is eligible to utilize the full amount of the NOLs under Section 382(l)(5), the IRS can at any time challenge the use of NOLs in the future under an argument that a transaction or transactions were concluded with the substantial intent of sheltering future tax liabilities. In any situation where the IRS is successful in such a challenge, Signature’s ability to utilize its NOLs may be limited, which may have a material adverse impact on Signature’s financial condition and results of operations.

Signature’s intention to not become an investment company subject the Investment Company Act of 1940 as amended may impose constraints on its operations. We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40.0% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities” are, among other things, securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We may be compelled to take or refrain from taking actions, to acquire additional income or loss generating assets or to forego opportunities that might otherwise be beneficial to us in order to ensure that we (or one of our subsidiaries) may continue to rely on the applicable exceptions or exemptions under the Investment Company Act. These limitations on our freedom of action could have a material adverse effect on our financial condition and results of operations.

If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required to substantially change the manner in which we conduct our operations either to avoid being required to register as an investment company or to register as an investment company. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to, among other things, our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and our financial condition and results of operations may be adversely affected.

Signature identified a material weakness in its internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in Signature’s failure to accurately and timely report our financial results. Our management has concluded that as of December 31, 2011, we operated with a material weakness as we did not maintain an effective overall control environment, which is the foundation for effective internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

As a result of the sale of substantially all of Fremont’s business operations from 2007 to 2008 and the significant reduction in certain other business operations as a result of the bankruptcy proceedings, Fremont experienced considerable turnover of staffing within its accounting operations. Additionally, during the period in which Fremont was in bankruptcy proceedings with limited resources, the Company did not maintain a sufficient number of financial and accounting staff personnel with the appropriate level of accounting knowledge and experience in order to timely provide accurate and reliable financial statements that were prepared and reviewed in accordance with accounting principles generally accepted in the United States of America.

While we have taken efforts to improve the number and expertise of the staff in our accounting and finance function since emerging from bankruptcy proceedings on the Effective Date, if we fail to further enhance these functions, experience turnover, or otherwise fail to identify deficiencies in our internal control over financial reporting in a timely manner, remediate any deficiencies, or identify material weaknesses in the future, we may be unable to report our financial results accurately and on a timely basis. Additional material weaknesses or deficiencies in our internal controls may be discovered in the future. Even if we are able to report our financial statements accurately and timely, if we do not make all the necessary improvements to address the material weakness, continued disclosure of our material weakness will be required in future filings with the Commission. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the market value of our equity securities.

In addition, our business strategy contemplates the acquisition of businesses and the operation of subsidiaries whose financial results will be consolidated into our financial statements and reporting. As a result of these business activities and our future growth, the scope of our internal control over financial reporting will have to expand, which may subject us to increased internal control risks. Effective internal controls over financial reporting must be established and maintained at these subsidiaries in order for us to produce accurate and timely financial reports. Failure to do so would result in our inability to report our financial results accurately and on a timely basis, and possibly lead to other deficiencies, which would likely have a negative effect on the market value of our equity securities.

Changes in, and compliance with, laws or regulations governing Signature’s operations may adversely affect its business or cause it to alter its business strategy. We, and the companies in which we provide capital or acquire, will be subject to regulation at the local, state and federal level. New legislation may be enacted or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect. In particular, any changes in domestic and foreign government regulations that affect our ability to collect amounts on our residential real estate loan portfolio assets, or increased costs to service and monitor such assets, or changes to bankruptcy or collection laws could negatively impact our operating results. Additionally, any changes to the laws and regulations may cause us to alter our business strategy in order to avail ourselves of new or different opportunities. Such changes could result in material differences to our strategies and plans and may result in our business focus shifting from the areas of expertise of our management team to other types of opportunities in which our management team may have less expertise or little or no experience. Thus, any such changes, if they occur, could have a material adverse effect on our results of operations.

In addition, our inability to comply with the federal, state and local statutes and regulations in the business segments, geographic regions and jurisdictions in which we operate could harm us and our stockholders.

Signature’s results of operations are significantly dependent on economic conditions and related uncertainties. Our results of operations are and will be affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists and other factors beyond our control may adversely affect our financial condition and results of operations. Accordingly, we remain subject to the risks associated with prolonged declines in national or local economies.

Signature’s success will depend on its ability to attract and retain qualified personnel in a competitive environment. Signature expects it will experience competition in attracting and retaining qualified personnel and Signature may be unable to maintain or grow its business if it cannot attract and retain such personnel. The Company’s ability to attract and retain personnel with the requisite credentials, experience and skills depends on several factors including, but not limited to, our ability to offer competitive wages, benefits and professional growth opportunities. Many of the entities with whom we compete for experienced personnel, including investment funds (such as private equity funds and mezzanine funds) and traditional financial services companies, have greater resources than us.

The competitive environment for qualified personnel may require the Company to take certain measures to ensure that we are able to attract and retain experienced personnel. Such measures may include increasing the attractiveness of the overall compensation packages, altering the structure of compensation packages through the use of additional forms of compensation, or other steps. The inability to attract and retain experienced personnel could have a material adverse effect on our business.

Signature operates in a highly competitive market for the transactions in which it seeks to engage. A large number of entities compete to source, structure and effectuate the types of transactions that we plan to be involved with in companies operating in the middle market. We compete for opportunities with traditional financial services and investment companies such as commercial and investment banks, business development companies, investment funds (including private equity funds and mezzanine funds) and other sources of funding. Moreover, alternative investment vehicles, such as hedge funds, also provide capital to lower middle market companies. As a result, competition for opportunities in middle market companies is intense. Many of our competitors are substantially larger and have considerably greater financial, technical, and marketing resources than we do. Furthermore, as Signature is a new market participant in such business lines, we believe most of our competitors have a lower cost of funds and access to funding sources that are not available to Signature. These characteristics could allow our competitors to consider a wider variety of opportunities, establish more relationships and offer better pricing and more flexible structuring than we are able to do. We may lose out on transactions if we do not match our competitors’ pricing, terms and structure. Or, if we are forced to match our competitors’ pricing, terms and structure, we may not be able to achieve acceptable returns on our capital or may bear substantial risk of capital loss. Notwithstanding the competitive nature of our business, we believe the market opportunity of providing capital in middle market companies is still underserved, but a significant increase in the number and/or the size of capital providers or other competitors in this target market could force us to accept less attractive terms.

Signature’s results of operations could vary as a result of the methods, estimates and judgments that it uses in applying its accounting policies, including changes in the accounting regulations to be applied. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on our results of operations. Additionally, when we acquire businesses or engage in other transactions as outlined in our business strategy, we will utilize various methods, estimates, and judgments to account for such transactions. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that leads us to change our methods, estimates and judgments. Changes in those methods, estimates and judgments could significantly affect our results of operations. Likewise, our results of operations may be impacted due to changes in the accounting rules to be applied, such as the increased use of fair value measurement rules, estimates of liabilities for repurchase and litigation reserves, and the potential requirement that U.S. registrants prepare financial statements in accordance with International Financial Reporting Standards.

B.	RISKS RELATED TO OUR TRANSACTIONS

Strategic acquisitions and joint ventures, or Signature’s entry into new business areas, may result in additional risks and uncertainties in its business. Signature expects to grow its business through acquisitions, joint ventures, and expansion of activities in Signature Special Situations. Such activities may involve numerous risks, including difficulties in integrating the operations, services, products and personnel of the acquired company or specialized assets; the diversion of management’s attention from other business concerns; entering markets in which we have little or no direct prior experience; or the potential loss of key employees of the acquired company. Our participation in any other ventures that we may enter into could subject us to additional risks and uncertainties because we may be dependent upon, and subject us to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Conflicts or disagreements between us and the other members of a venture may negatively impact our businesses. These operational, capital, and managerial commitments may impair the operation of our businesses and as a result negatively impact our financial condition and/or operating results.

Providing capital to middle market companies involves a high degree of risk. Companies operating in the middle market, which we generally describe as those with revenues between $25.0 million and $400.0 million and EBITDA of $7.0 million to $25.0 million, typically have (i) less access to capital to fund their business; (ii) high dependence on the management talents and efforts of a small group of persons; (iii) narrower product lines, smaller market shares, and/or larger customer relationships; and (iv) less publicly available information about their business, operations and financial condition as compared to larger companies. Given these characteristics, these companies would also generally be considered to have ratings that are below investment grade. We are dependent on the ability of our management team and professional staff to obtain adequate information to evaluate the potential returns from providing capital to these companies and to manage our assets accordingly in light of such risks. If they are unable to uncover all material information about these middle market companies that we may transact with, they may not make a fully informed decision, and we may lose all or part of the capital we provide, or be subject to the impact of operating losses associated with such businesses.

The lack of liquidity for the types of transactions we are pursuing may adversely affect Signature’s business. We may provide capital to companies whose securities are not publicly traded, and whose securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. Given these circumstances, while we do not expect to be able to achieve liquidity in our portfolio over a short-term period, the illiquidity of these assets may make it difficult for us to get our capital back when projected or desired. In addition, if we are required to liquidate all or a portion of our assets quickly, we may realize significantly less than the values shown on our financial statements, which would cause us to suffer losses and potentially adversely affect our business.

Until Signature is able to diversify its asset base, it will face concentration risk whereby a loss on one or more of its transactions could have a materially adverse effect on the Company. Since the Effective Date, we have provided capital in a limited number of situations in furtherance of our business strategy. Until we have increased the amount of capital deployed in our business strategy and create a diversified operation, a loss on one or more transactions would affect us more adversely than such loss would affect a company with a larger and more diverse business.

The companies Signature provides capital to may incur debt that ranks equally with, or senior to, the capital it provides to such companies. The companies we provide capital to may have, or may be permitted to incur, debt or other capital that ranks equally with, or senior to, the capital we provide them. By their terms, such securities may entitle the holders to receive payment of interest, principal, dividends or other forms of capital on or before the dates on which we would be entitled to receive payments with respect to the capital we may provide. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company we have provided capital to, holders of securities senior to our capital in such company would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior capital, there may not be any remaining assets to use for repaying its obligation to us. In the case of other capital ranking equally with the capital we may provide, we would have to share on an equal basis any distributions with other similarly situated capital providers in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Signature’s subsidiary businesses, any specialized assets acquired, or its loan portfolio may not perform as expected and Signature may not be able to achieve adequate consideration for dispositions. Based on any number of factors, we may from time to time decide to sell companies or assets. There can be no assurance that we will be successful in completing these transactions. If these transactions are completed, they may reduce the size of our business. There is also no assurance that we will receive adequate consideration for any company or asset dispositions. As a result, our future disposition of businesses or assets could have a material adverse effect on our business, financial condition, and result of operations.

There may be circumstances where Signature’s debt capital could be subordinated to claims of other creditors or Signature could be subject to lender liability claims. Even though we may have structured certain of the capital we provide as senior loans, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances and based upon principles of equitable subordination as defined by existing case law, a bankruptcy court could subordinate all or a portion of our claim to that of other creditors and transfer any lien securing such subordinated claim to the bankruptcy estate. The principles of equitable subordination defined by case law have generally indicated that a claim may be subordinated only if its holder is guilty of misconduct or where the senior loan is re-characterized as an equity investment and the senior lender has actually provided significant managerial assistance to the bankrupt debtor. We may also be subject to lender liability claims for actions taken by us with respect to a borrower’s business or instances where we exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken in rendering significant managerial assistance or actions to compel and collect payments from the borrower outside the ordinary course of business.

Second priority liens on collateral securing loans that Signature makes to companies generally will be subject to the actions of, and potentially control of, senior creditors with first priority liens whereby the value of the collateral may not be sufficient to repay in full both the first priority creditors and Signature. Certain loans that we may make or acquire will be secured by a second priority security interest in the same collateral pledged by a borrower to secure senior debt owed by such borrower to another lender. Often the senior lender has procured covenants from the company prohibiting the incurrence of additional secured debt without the senior lender’s consent. Prior to and as a condition of permitting the portfolio company to borrow money from us secured by the same collateral pledged to the senior lender, the senior lender will require assurances that it will control the disposition of any collateral in the event of bankruptcy or other default. In many such cases, the senior lender will require us to enter into an “intercreditor agreement” prior to permitting the portfolio company to borrow from us. Typically the intercreditor agreements we are requested to execute expressly subordinate our debt instruments to those held by the senior lender and further provide that the senior lender shall control: (i) the commencement of foreclosure or other proceedings to liquidate and collect on the collateral; (ii) the nature, timing and conduct of foreclosure or other collection proceedings; (iii) the amendment of any collateral document; (iv) the release of the security interests in respect of any collateral; and (v) the waiver of defaults under any security agreement. Because of the control we may cede to senior lenders under intercreditor agreements we may enter, we may be unable to realize the proceeds of any collateral securing some of our loans.

The value of the collateral securing Signature’s loan and debt instruments depends on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of the collateral securing our loan and debt instruments will be sufficient to satisfy the obligations of our borrowers. There is also a risk that such collateral securing our debt may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise or may fluctuate in value based upon the success of the borrower and market conditions. If such proceeds are not sufficient to repay amounts outstanding under our loan obligations, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the Company’s remaining assets, if any, which may result in the incurrence of losses.

Signature generally will not control the companies obligated to repay its loans and other debt instruments. We do not expect to control the companies obligated to repay the loans we may make or purchase, even though we may have board representation or board observation rights, and our debt agreements may contain certain restrictive covenants. As a result, we are subject to the risk that a borrower we provide capital to may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt holders. Due to the lack of liquidity associated with capital provided to private companies, we may not be able to dispose of our loans in such companies as readily as we would like or at an appropriate valuation. As a result, a borrower may make decisions that could decrease the value of our portfolio holdings.

Signature may not realize gains from equity securities associated with the loans it provides or the business acquisitions it makes. Certain loans that we make or purchase may include warrants or other equity securities and the businesses we acquire will result in Signature obtaining significant equity interests. Equity interests involve a number of significant risks, including the risk of further dilution as a result of additional issuances, inability to access additional capital and failure to pay current distributions. Investments in preferred securities involve special risks, such as the risk of deferred distributions, credit risk, illiquidity and limited voting rights. In addition, we may from time to time make non-control, equity co-investments in companies in conjunction with other investors. Our goal is ultimately to realize gains upon our disposition of such equity interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience. We also may be unable to realize any value if a company we provide capital to does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests. We expect to seek puts or similar rights to give us the right to sell our equity interests back to the issuer, but we may be unable to exercise these puts rights for the consideration provided or our estimates if the issuer is in financial distress.

Signature may issue shares of Common Stock as consideration in its acquisition and joint venture transactions, which would result in dilution of its stockholders. In addition to other forms of consideration, we may issue shares of our Common Stock in connection with future acquisitions or joint venture transactions that we may enter into. The issuance of shares of our Common Stock in such transactions may result in dilution to our then existing stockholders following any such issuance.

C.	RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

Signature’s Common Stock is quoted on the OTCQX market which does not provide investors with a meaningful degree of liquidity. Bid quotations for our Common Stock are available on the OTCQX, an electronic quotation service for securities traded over-the-counter. Bid quotations on the pink sheets can be sporadic and the pink sheets do not provide any meaningful liquidity to investors. An investor may find it difficult to dispose of shares or obtain accurate quotations as to the market value of the Common Stock. There can be no assurance that our plans to seek listing of our Common Stock on The NASDAQ Stock Market, the New York Stock Exchange or another securities exchange now that we are current in our filing obligations with the Commission will be successful or that we will be able to satisfy the listing standards of an exchange when we do.

The market price of Signature’s Common Stock may fluctuate significantly. The market price and liquidity of the market for shares of our Common Stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•	changes in earnings or variations in operating results;

•	changes in the value of our portfolio of assets;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	changes in accounting principles or changes in interpretations of existing principles, which could affect our financial results;

•	changes in legislation or regulatory policies, practices, or actions;

•	the commencement or outcome of material litigation involving the Company, our general industry or both;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	actual or expected sales of our Common Stock by our stockholders;

•	departure of our management adviser’s key personnel; and

•	general economic trends and other external factors.

Certain provisions of Signature’s Amended and Restated Bylaws could deter takeover attempts and have an adverse impact on the price of Signature’s Common Stock. Our Amended and Restated Bylaws contain provisions to protect the value of our NOLs. Such provisions may have the effect of discouraging a third party from making an acquisition proposal for us, which may inhibit a change in control in circumstances that could give the holders of Common Stock the opportunity to realize a premium over the market price for our Common Stock.

Signature’s Rights Agreement could discourage, delay or prevent takeover attempts. Attempts to acquire control of the Company may be discouraged, delayed or prevented by the Rights Agreement, which was adopted by Fremont on October 23, 2007 to protect the value of our NOLs and continues to remain in effect. Such agreement may have the effect of discouraging a third-party from making any acquisition proposal for us, which may inhibit a change in control in circumstances that could give the holders of our Common Stock the opportunity to realize a premium over the market price for our Common Stock.

Signature’s pending legal proceedings and other contingent liabilities may limit its ability to use its Common Stock as currency in potential future transactions. We are subject to a number of lawsuits seeking monetary damages and injunctive relief and have potential other contingent liabilities, including repurchase claims, which relate to the prior businesses and operations of Fremont and FIL. The outcome of such litigation and other legal matters is always uncertain and could materially adversely affect our financial condition and results of operations, which may limit our ability to utilize our Common Stock as consideration for potential future acquisitions and other transactions in which we may engage.

USE OF PROCEEDS

We will not receive any proceeds from sales of the Shares covered by this Prospectus by any of the selling stockholders. The proceeds from the sale of the Shares covered by this Prospectus are solely for the accounts of the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the Shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the selling stockholders.

SELLING STOCKHOLDERS

This Prospectus relates to Shares that are being registered for the potential reoffer and resale by the selling stockholders of the Shares that were acquired or may be acquired under the Incentive Plan. See “—Resale of Previously Granted Restricted Stock and Stock Options” beginning on page 3.

Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 119,098,524 shares outstanding as of April 30, 2012, and generally includes voting or investment power with respect to securities. Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 2012 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Of the 12,262,571 Shares covered by this Prospectus, 8,816,000 shares are shares to be issued upon exercise of outstanding options granted pursuant to the Incentive Plan and 3,446,571 shares are shares of restricted stock that were granted pursuant to the Incentive Plan, none of such restricted stock has vested. The selling stockholders may resell all, a portion, or none of the Shares from time to time.

The address of each selling stockholder listed below is in care of Signature Group Holdings, Inc., 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403. The following table identifies each selling stockholder of the Company and sets forth, based on the information available to us on April 30, 2012, (i) the names and relationship to us of each selling stockholder; (ii) the number of shares of Common Stock outstanding that, to our knowledge, are beneficially owned by such selling stockholder; (iii) the number of Shares covered by this Prospectus that are available to be sold by such selling stockholder; (iv) the number of Shares of Common Stock that will be owned by such selling stockholder after the sale of all Shares covered by this Prospectus; and (v) the percentage, if 1% or more, of Common Stock outstanding that such shares will represent after the completion of this offering. The shares of Common Stock shown as beneficially owned after the resale assumes that all Shares being offered under this Prospectus are sold.

Selling Stockholder	Beneficially Owned Prior to the Sale of All Shares Covered by this Prospectus (1)		Covered by this Prospectus		Beneficially Owned After the Sale of All Shares Covered by this Prospectus	Percent Beneficially Owned After the Resale
Craig Noell Chief Executive Officer and Director	5,773,474	(2)	3,415,224	(3)	4,550,500	3.70%
Kenneth Grossman Director	5,967,646	(4)	3,415,224	(5)	5,475,422	4.53%
Kyle Ross Executive Vice President	2,801,667	(6)	2,036,667	(7)	1,980,000	1.63%
Thomas Donatelli Executive Vice President	2,310,038	(8)	1,728,788	(9)	1,593,750	1.33%
John Nickoll Chairman of the Board	1,050,698	(10)	277,778		772,920	*
Robert Schwab Director	1,685,698	(11)	277,778		1,407,920	1.18%
Deborah Midanek Director	353,418	(12)	277,778		75,640	*
Patrick E. Lamb Director	353,418	(12)	277,778		75,640	*
Steven Gidumal Director	1,860,366	(13)	277,778		1,582,588	1.33%
John Koral Director	2,130,698	(14)	277,778		1,852,920	1.56%

TOTALS	24,287,121		12,262,571		19,367,300

*	Denotes beneficial ownership of less than 1%.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days.
(2)	Includes (i) 1,250,500 shares of Common Stock held directly; (ii) 2,200,000 shares of Common Stock underlying currently exercisable Warrants and 1,100,000 shares of Common Stock underlying Warrants exercisable within 60 days of April 30, 2012 held through Signature Group Holdings, LLC, with respect to which Mr. Noell is a member; (iii) 492,224 Shares of restricted stock granted under the Incentive Plan; and (iv) 730,750 Shares underlying unexercised options granted under the Incentive Plan that are currently exercisable.
(3)	Includes 2,192,250 Shares underlying options granted under the Incentive Plan that are not exercisable within 60 days of April 30, 2012.
(4)	Includes (i) 3,394,121 shares of Common Stock held directly; (ii) 221,301 shares of Common Stock held by the Grossman Family Limited Partnership where Mr. Grossman is the General Partner; (iii) 1,240,000 shares of Common Stock underlying currently exercisable Warrants and 620,000 shares of Common Stock underlying Warrants exercisable within 60 days of April 30, 2012 held by Mr. Grossman; and (iv) 492,224 Shares of restricted stock granted under the Incentive Plan.

(5)	Includes 2,923,000 Shares underlying options granted under the Incentive Plan that are not exercisable within 60 days of April 30, 2012.
(6)	Includes (i) 1,320,000 shares of Common Stock underlying currently exercisable Warrants and 660,000 shares of Common Stock underlying Warrants exercisable within 60 days of April 30, 2012 held though Signature Group Holdings, LLC, with respect to which Mr. Ross is a member; (ii) 416,667 Shares of restricted stock granted under the Incentive Plan; and (iii) 405,000 Shares underlying unexercised options granted under the Incentive Plan that are currently exercisable.
(7)	Includes 1,215,000 Shares underlying options granted under the Incentive Plan that are not exercisable within 60 days of April 30, 2012.
(8)	Includes (i) 1,593,750 shares of Common Stock held by Mr. Donatelli’s spouse, Erin Donatelli; (ii) 378,788 Shares of restricted stock granted under the Incentive Plan; and (iii) 337,500 Shares underlying unexercised options granted under the Incentive Plan that are currently exercisable.
(9)	Includes 1,012,500 Shares underlying options granted under the Incentive Plan that are not exercisable within 60 days of April 30, 2012.
(10)	Includes (i) 147,920 shares of Common Stock held directly; (ii) 625,000 shares of Common Stock held by The John Nickoll Living Trust; and (iii) 277,778 Shares of restricted stock granted under the Incentive Plan.
(11)	Includes (i) 1,397,920 shares of Common Stock held directly; (ii) 10,000 shares of Common Stock held by The Robert Schwab Separate Property Trust; and (iii) 277,778 Shares of restricted stock granted under the Incentive Plan.
(12)	Includes (i) 75,640 shares of Common Stock held directly; and (ii) 277,778 Shares of restricted stock granted under the Incentive Plan.
(13)	Includes (i) 1,506,948 shares of Common Stock held by Virtus Capital LP where Mr. Gidumal is President and Portfolio Manager; (ii) 75,640 shares of Common Stock held directly; and (iii) 277,778 Shares of restricted stock granted under the Incentive Plan.
(14)	Includes (i) 1,000,420 shares of Common Stock held directly; (ii) 852,500 shares of Common Stock held by Mr. Koral’s spouse, Susan Koral; and (iii) 277,778 Shares of restricted stock granted under the Incentive Plan.

PLAN OF DISTRIBUTION

The Shares covered by this Prospectus are being registered by us for the account of the selling stockholders.

The Shares offered by this Prospectus may be sold from time to time directly by or on behalf of the selling stockholders in one or more transactions on the OTCQX or on any stock exchange on which our Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of these methods. The selling stockholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the Shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. If a selling stockholder is an employee, officer or director of the Company, he or she will be subject to our policies concerning trading and other transactions in the Company’s securities.

Each selling stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the OTCQX or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling the Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this Prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such Shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this Prospectus, provided that they meet the criteria and conform to the requirements of those provisions. There is no assurance that the selling stockholders will sell all or a portion of the stock being offered hereby.

Until the Company is able to satisfy the registrant requirements for use of a Form S-3 registration statement, the amount of securities to be offered or resold by the selling stockholders may not exceed, during any three month period, the amount specified in Rule 144(e) of the Securities Act. Pursuant to Rule 144(e), the amount of securities that can be sold in any three month period depends on whether the Company is a listed company at the time of sale.

If the Common Stock is listed on a stock exchange, the limit is the greater of (i) one percent of the shares of the outstanding shares of Common Stock, or (ii) the average weekly trading volume during the four calendar weeks preceding the filing of a Form 144, or if no such notice is required, the date of receipt of the order to execute the transaction. If the Common Stock is quoted on the OTC Bulletin Board or the OTCQX at the time of sale, then the amount of shares that can be sold during any three month period is limited to one percent of the Common Stock outstanding.

In connection with the sale of Shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The selling stockholders may also sell the Shares short and deliver these Shares to close out short positions, or loan or pledge the Shares to broker-dealers or other financial institutions that in turn may sell these Shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Shares, which the broker-dealer or other financial institution may resell pursuant to this Prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In connection with the sale of Shares, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. A selling stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our Common Stock to engage in market-making activities with respect to these Shares. All of the foregoing may affect the marketability of shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of our Common Stock.

To the extent required, the Shares to be sold, the names of the persons selling the Shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.

We are bearing all of the fees and expenses relating to the registration of the Shares. Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the Shares will be borne by the selling stockholders. In order to comply with certain states’ securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with. Sales of the Shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities in connection with the offering of the Shares arising under the Securities Act.

We have notified the selling stockholders of the need to deliver a copy of this Prospectus in connection with any sale of the Shares.

LEGAL MATTERS

The validity of the Shares being offered hereby has been passed upon for the Company by Patton Boggs LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Commission or documents we will file with the Commission in the future. We hereby incorporate by reference the following documents into this Prospectus, except to the extent that any information contained in such filings is deemed “furnished” and not “filed” in accordance with the Commission rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 30, 2012;

•	our Current Reports on Form 8-K filed with the Commission on April 2, 2012, April 5, 2012, May 2, 2012, May 3, 2012 and May 4, 2012;

•	the Company’s Form S-8, filed with the Commission on May 18, 2006 (Commission File No.333-134236); and

•

the description of the Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on March 17, 1993 (Commission File No. 001-08007), and any other amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this Prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the Commission that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this Prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Signature Group Holdings, Inc. 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403.

12,262,571 SHARES

SIGNATURE GROUP HOLDINGS, INC.

COMMON STOCK

REOFFER PROSPECTUS

May 7, 2012

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We hereby incorporate by reference the following documents into this Prospectus, except to the extent that any information contained in such filings is deemed “furnished” and not “filed” in accordance with the Commission rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 30, 2012;

•	our Current Reports on Form 8-K filed with the Commission on April 2, 2012, April 5, 2012, May 2, 2012, May 3, 2012 and May 4, 2012;

•	the Company’s Form S-8, filed with the Commission on May 18, 2006 (Commission File No.333-134236); and

•

the description of the Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on March 17, 1993 (Commission File No. 001-08007), and any other amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Signature Group Holdings, Inc. 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Fifth of the Registrant’s Amended and Restated Articles of Incorporation provides:

Our directors and officers will not be held personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing does not eliminate or limit the liability of a director or officer (1) for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law or breach of the duty of loyalty, or (2) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statues (“NRS”).

Article Sixth of the Registrant’s Amended and Restated Articles of Incorporation provides:

To the fullest extent permitted by the NRS, our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Company may also indemnify any current or former employee or agent of the Company against amounts actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they are a party by reason of being or having been an employee or agent of the Company or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. However, the Company will not provide such indemnification if the officer, director, employee, or agent did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the fullest extent permitted by the NRS, our directors, officers, employees, and agents are likewise indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense or settlement of any action by or in the right of the Corporation, except in the event that such person is adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such costs, charges and expenses which the court deems proper. The Company is not obligated to indemnify any director or officer in connection with an action or suit, or part thereof, initiated by such person against the Company unless such action or suit, or part thereof, was authorized or consented to by the Company’s Board of Directors.

The Nevada General Corporation Law provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles or incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a)	The creation of a trust fund.

(b)	The establishment of a program of self-insurance.

(c)	The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d)	The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a)	The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b)	The insurance or other financial arrangement:

(1)	Is not void or voidable; and

(2)	Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The issuance of the shares of restricted stock and the shares to be issued upon exercise of stock options being registered for resale in this Registration Statement were exempt from registration under the Securities Act by reason of Section 4(2) thereof, since the issuances were made to a small number of directors and senior executive officers of the Company and were not public offerings.

ITEM 8. EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit

4.1	Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan

5.1	Opinion and Consent of Patton Boggs LLP

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

ITEM 9. UNDERTAKINGS

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sherman Oaks, State of California, on May 7, 2012.

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ Craig Noell
Name: Craig Noell
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Craig Noell as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven Gidumal	Director	May 7, 2012
Steven Gidumal

/s/ Kenneth Grossman	Director	May 7, 2012
Kenneth Grossman

/s/ John Koral	Director	May 7, 2012
John Koral

/s/ Patrick E. Lamb	Director	May 7, 2012
Patrick E. Lamb

/s/ Deborah Hicks Midanek	Director	May 7, 2012
Deborah Hicks Midanek

/s/ John Nickoll	Chairman of the Board, Director	May 7, 2012
John Nickoll

/s/ Craig Noell	Chief Executive Officer and	May 7, 2012
Craig Noell	Director (Principal Executive Officer)

/s/ Robert Schwab Robert Schwab	Director	May 7, 2012

/s/ Kyle Ross Kyle Ross	Executive Vice President, Interim Chief Financial Officer and Assistant Secretary (Principal Accounting and Financial Officer)	May 7, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan

5.1	Opinion and Consent of Patton Boggs LLP.

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)